UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2019

P. H. Glatfelter Company

(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 S. George Street, Suite 520, York, Pennsylvania		17401

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		717 225 4711

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2019, P.H. Glatfelter Company (the “Company”) announced certain key leadership changes in connection with its launch of the next steps in its previously-disclosed strategic transformation, that will migrate the company from a business unit structure to a functional operating model.

On February 28, 2019, the Company’s Board of Directors appointed Samuel L. Hillard, the Company’s Vice President, Corporate Development & Strategy, to the position of Senior Vice President, Chief Financial Officer, effective March 1, 2019. Mr. Hillard succeeds John P. Jacunski, the Company’s Executive Vice President and Chief Financial Officer, who is leaving to pursue other opportunities. In addition, Martin Rapp, Senior Vice President and Business Unit President, Composite Fibers, will be leaving the Company effective October 1, 2019.

Mr. Hillard, age 37, joined the Company in March 2016.  Prior to that, he was Vice President – Business Development for Dover Corporation from July 2014 until 2016 where he was responsible for strategy and mergers & acquisitions within the Fluids Business Segment. From February 2011 to 2014, he served as Vice President – Business Development for SPX Corporation where he was responsible for all M&A related strategy activity within the Flow Technology Segment. In addition, he previously worked for the Blackstone Group in mergers & acquisitions.

As a current executive officer of the Company, Mr. Hillard’s compensation is similar in form and substance to that of the executive compensation program for named executive officers described in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders, dated March 29, 2018 (the “2018 Proxy Statement”).

Under the executive compensation program, Mr. Hillard receives base salary, short-term and long-term incentives, and retirement, change in control and other benefits.  In connection with his appointment, Mr. Hillard’s 2019 base salary was increased from $327,600 to $375,000, and his target cash bonus under the Company’s Management Incentive Plan was increased from 50% to 60% of base salary based upon the achievement of performance goals for fiscal year 2019.  For long-term incentives, the Compensation Committee of the Company’s Board of Directors determines the target opportunity of long-term incentive compensation to be granted in the form of performance-based awards and time-based awards.  Mr. Hillard participates in the cash balance qualified pension plan and the related non-qualified Supplemental Executive Retirement Plan.

The Company had previously entered into a Change in Control Agreement with Mr. Hillard, in the form described in the 2018 Proxy Statement, but without a tax-gross-up provision.  Under Mr. Hillard’s outstanding equity grant agreements, a double trigger provision accelerates vesting in the event of a change in control if he is terminated without cause or resigns with good reason. The Company’s executive severance guidelines serve as the basis for determining the severance benefits available to its executive officers, including Mr. Hillard, in the case of certain terminations of employment (other than for cause, resignation, death or disability). The executive severance guidelines would not apply if Mr. Hillard is eligible to receive payments under his Change in Control Agreement upon a termination of employment.

There are no familial relationships between Mr. Hillard and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company, nor does Mr. Hillard hold any directorships with any other public or investment company. Additionally, there have been no transactions since the beginning of the Company’s fiscal year in which Mr. Hillard, or his immediate family members, had or will have a direct or indirect material interest.

The executive officer changes described above are not the result of any matter relating to the Company’s accounting practices, financial statements or internal controls.

Item 7.01 Regulation FD Disclosure.

On March 1, 2019, the Company issued a press release announcing changes to its operating model and key leadership, including the appointment of Samuel L. Hillard to the position of Senior Vice President, Chief Financial Officer, effective as of March 1, 2019. The full text of the press release is attached hereto as Exhibit 99.1.

The information furnished in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

99.1	Press release, dated March 1, 2019, issued by the Company to announce changes to its operating model and key leadership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

March 5, 2019	By:	/s/ Eileen L. Beck

Name: Eileen L. Beck
Title: Vice President, Human Resources